Exhibit 23.2

CONSENT OF PRX GEOGRAPHIC, INC.

PRX Geographic, Inc. prepared the feasibility study dated July 20 2006.  We hereby consent to the inclusion of information from that feasibility study in the Form SB-2 Registration Statement of Highwater Ethanol, LLC and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Martin D. Ruikka
PRX Geographic, Inc.

Chelsea, Michigan

September 13, 2006